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                                                                     EXHIBIT 4.2

                             MEADE INSTRUMENTS CORP.

                                 BONUS AGREEMENT

         THIS BONUS AGREEMENT (this "Agreement") is entered into by and between MEADE INSTRUMENTS CORP., a Delaware corporation ("Meade"), and Mario Costantino ("Employee"), Managing Director of Meade Instruments Verwaltungs GmbH, a limited liability company formed under the laws of Germany and a subsidiary of Meade ("GmbH"), as of the 6th day of January, 2000.

                                   BACKGROUND

         WHEREAS, the Board of Directors of Meade (the "Board") has approved the awards set forth herein; and

         WHEREAS, pursuant to such Board approval, Meade desires to provide to Employee shares of common stock of Meade (the "Shares") subject to the terms, conditions and restrictions evidenced hereby; and

         WHEREAS, Meade has adopted, and the stockholders of Meade have approved, the Meade Instruments Corp. 1997 Stock Incentive Plan (the "Plan"); and

         WHEREAS, pursuant to Section 5.1 of the Plan, Meade desires to provide for a cash bonus payable to Employee (the "Cash Bonus," and, together with the Shares, the "Award") upon the terms and conditions evidenced hereby, as required by the Board and the Plan; and

         WHEREAS, GmbH is the unlimited general partner of Meade Instruments Europe GmbH & Co. KG, a limited partnership formed under the laws of Germany and the entity through which GmbH operates ("KG"); and

         WHEREAS, the Award is granted to Employee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to Employee.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties agree as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

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2. GRANT OF AWARD.

   (a) SHARES. Meade hereby agrees to issue to Employee free of costs and charges a total of 13,240 shares of Meade's common stock, $0.01 par value per share, on the following terms and conditions:

    i. Issuance. The Shares shall be issued in 3 installments, 1/3 (rounded down to the nearest whole number) to be issued on the first anniversary date hereof, 1/3 (rounded down to the nearest whole number) to be issued on the second anniversary date hereof and the remainder to be issued on the third anniversary date hereof.

    ii. Forfeiture. The issuance of the Shares is conditioned on the continued employment of Employee by GmbH (or any affiliate). In the event that Employee terminates his employment with GmbH (or any affiliate), or in the event that Employee's employment is terminated for good cause (as determined in that certain Employment Agreement dated as of January 6, 2000 by and between GmbH and Employee (the "Employment Agreement")), at any time prior to the issuance of all of the Shares in accordance with this Section, Employee shall forfeit his right to receive any Shares not previously issued. Under all other circumstances (e.g., GmbH does not renew Employee's employment or Employee is terminated without good cause), Employee shall be entitled to receive all of the Shares referenced herein.

    iii. Acceleration. Notwithstanding anything to the contrary herein, in the event Employee is terminated by GmbH (or any affiliate) without good cause (as determined in the Employment Agreement) or GmbH does not renew Employee's employment, Employee's right to receive all of the Shares shall immediately vest free of restrictions, and the Shares, or the unissued balance thereof, as the case may be, shall be issued promptly following such termination.

    (b) CASH BONUS. Meade hereby agrees to grant to Employee, subject to the terms and conditions of a performance share award agreement (in a form customarily used by Meade for employee cash bonus awards (the "Award Agreement")) to be executed by the parties hereto, a cash bonus opportunity with respect to KG's operations for the fiscal period ending February 28, 2001. The benefits with respect to the Cash Bonus will be calculated pursuant to the Plan based upon KG's achievement of the performance objectives relating to KG's pretax income as set forth in the Award Agreement.

3. RESTRICTIONS ON TRANSFER. The Award, and any interest therein or amount payable in respect thereof, are generally nontransferable, except as otherwise provided in the Plan.

4. FORFEITURE OF AWARD; EARLY TERMINATION; ADJUSTMENT. The Cash Bonus is subject to forfeiture, early termination and adjustment pursuant to the Award Agreement and to the Plan, as applicable.


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5. CONTINUANCE OF EMPLOYMENT. Notwithstanding any commitment of Employee to remain in the service or employ of GmbH (or any affiliate), the Award shall not and does not confer upon Employee any right with respect to the continuation of his or her service or employment by GmbH (or any affiliate) or alter or interfere in any way with the right of GmbH (or any affiliate) at any time to terminate such service or employment or to change the compensation of Employee or other terms of his service or employment; and neither shall these terms alter or in any way affect the rights of GmbH (or any affiliate) or Employee under any other written employment agreement between them, except as expressly provided herein.

6. TIMING AND MANNER OF PAYMENT; WITHHOLDING TAX. Subject to any changes imposed by or allowed under the provisions of the Plan, benefits with respect to the Award shall be paid pursuant hereto, to the Award Agreement and to the Plan, as applicable. Employee agrees to pay or provide for payment of all applicable withholding taxes in accordance with the Plan and applicable law.

7. CONSTRUCTION; AMENDMENT. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of Germany. This Agreement may only be amended in writing by an instrument signed by both parties.

8. GENERAL TERMS. The Award and any payments in respect thereof are subject to, and Meade, GmbH and Employee agree to be bound by, the provisions of the Plan and the Award Agreement that apply to the Award. Such provisions are incorporated herein by this reference. Employee acknowledges receiving a copy of the Plan and reading and understanding its applicable provisions. In the event of a conflict or inconsistency between the terms and conditions of this Agreement and of the Plan and the Award Agreement, the terms and conditions of the Plan and the Award Agreement shall govern.

         IN WITNESS WHEREOF, The parties have executed this Agreement as of the date and year first written above.


MEADE INSTRUMENTS CORP.,                    EMPLOYEE,
a Delaware corporation                      an individual


   /s/ STEVEN G. MURDOCK                    By: /s/ MARIO COSTANTINO
---------------------------------                -------------------------------
By:    Steven G. Murdock                    Name:   Mario Costantino

Title: President


MEADE INSTRUMENTS VERWALTUNGS GMBH,
a German limited liability company

By: Meade Instruments Europe Corp.,
    a California corporation and its sole shareholder

   /s/ MARK D. PETERSON
-----------------------------------------
Name:  Mark D. Peterson

Title: Vice President and General Counsel


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